Exhibit 5.1

May 1, 2025

FTC Solar, Inc.

9020 N Capital of Texas Hwy, Suite I-260

Austin, Texas 78759

Re:	FTC Solar, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to FTC Solar, Inc., a Delaware corporation (the “Company”), in connection with a prospectus supplement, dated May 1, 2025 (the “Prospectus Supplement”), to the base prospectus forming a part of the registration statement on Form S-3 (File No. 333-265842), as supplemented or amended from time to time (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 27, 2022 and declared effective on July 7, 2022, relating to the registration under the Securities Act of up to $250,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares are to be sold pursuant to that certain At the Market Offering Agreement, dated as of May 1, 2025, by and among the Company and H.C. Wainwright & Co., LLC (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s amended and restated certificate of incorporation, as amended, (ii) the Company’s amended and restated by-laws, (iii) the Registration Statement, including all exhibits filed therewith, (iv) the Prospectus Supplement, (v) the Sales Agreement and all schedules and exhibits thereto, and (vi) that certain letter agreement, dated May 1, 2025, by and between H.C. Wainwright & Co., LLC and the Company, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the legal competence of all signatories to such documents and that each signatory to such document has or will have sufficient legal capacity to execute such document. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

FTC Solar, Inc.

May 1, 2025

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action by the Company and when issued and sold against payment therefor in accordance with the Sales Agreement, as described in the Prospectus Supplement and the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 1, 2025 and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pryor Cashman LLP